CONDITIONAL LEASE TERMINATION AGREEMENT

THIS CONDITIONAL LEASE TERMINATION AGREEMENT ("Termination Agreement") is made as of the 25th day of July, 2012 effective as of July 31, 2012, by and between CCP/MS SSIII DENVER TABOR CENTER 1 PROPERTY OWNER LLC, a Delaware limited liability company ("Landlord") and GEOVIC MINING CORP., a Delaware corporation ("Tenant").

RECITALS:

A.	Landlord and Tenant are parties to that certain lease dated as of August 21, 2008, which lease has been previously amended by the instrument dated January 8, 2009 (collectively, the "Lease") relating to approximately 6,592 rentable square feet known as Suite No. 980 and Suite No. 975 (the "Premises"), located on the 9th floor of the building commonly known as the Tabor Center I located at 1200 17th Street, Denver, Colorado 80202 (the "Building"), all as more particularly described in the Lease. Capitalized terms not otherwise defined in this Termination Agreement shall have the meanings set forth in the Lease.
B.	The Term is scheduled to expire on October 31, 2013 (the "Stated Termination Date"), and Tenant desires to terminate the Lease prior to the Stated Termination Date. Landlord has agreed that upon payment of One Hundred Fifty-Five Thousand and 00/100 Dollars ($155,000) to Landlord (the "Termination Fee"), and subject to Landlord's retention of the Security Deposit, Landlord shall agree to the early termination of the Lease on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	The Lease shall terminate effective as of July 31, 2012 (the "Early Termination Date"), subject to the terms, conditions, agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee prior to the Early Termination Date and Landlord's retention of the Security Deposit as set forth in Section 6 below.
2.	Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date.
3.	Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 below are true and correct.

4.	On or prior to the Early Termination Date, Tenant shall:
(a)	Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.
(b)	Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Premises in a broom-clean condition and free of all movable furniture and equipment and shall deliver the keys to the Premises to Landlord or Landlord's designee.
5.	Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained. The foregoing representations and warranties shall be deemed to be remade by Tenant in full as of the Early Termination Date.
6.	Simultaneously with its delivery of this Agreement, executed by Tenant, to Landlord, but in any case, prior to the Early Termination Date, Tenant shall pay the Termination Fee to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord. In addition, Landlord shall be entitled to retain the entire Security Deposit.
7.	Notwithstanding anything in this Termination Agreement to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant's Pro-Rata Share of Taxes and Expenses and all other Additional Rent requiring adjustment at year end for that portion of the calendar year up to and including the Early Termination Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.
8.	Section 13 of the Lease shall survive the termination of the Lease pursuant to this Termination Agreement.
9.	Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.	Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Termination Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.
11.	This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

CCP/MS SSIII DENVER TABOR CENTER 1 PROPERTY OWNER LLC, a Delaware limited liability company By: s/s Todd Hartman Name: Todd Hartman Title: Vice President

TENANT:
GEOVIC MINING CORP., a Delaware corporation By: s/s Greg Hill Name: Greg Hill Title: Chief Financial Officer

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